Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2020, Tidewater Inc. (“Tidewater,” the “company,” “we,” “us,” and “our”) had four securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.001 per share (the “Common Stock”); (2) series A Junior participating preferred stock purchase rights (the “Rights”); (3) Tidewater equity warrants, consisting of two series (“Series A Warrants” and “Series B Warrants” and together, the “TDW Equity Warrants”); and (4) legacy GulfMark equity warrants (“Legacy GLF Equity Warrants”), which were assumed and converted in our 2018 business combination with GulfMark Offshore, Inc. (“GulfMark” and such event, the “business combination”).

Description of Common Stock

The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to (1) the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and (2) the applicable provisions of our amended and restated certificate of incorporation (our “charter”) and our amended and restated by-laws (our “by-laws”), both of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our charter, our by-laws, and the applicable provisions of the DGCL for additional information.

Authorized Shares. Our charter authorizes us to issue up to 125,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, no par value per share.

Voting Rights. We have only one outstanding class of Common Stock and all voting rights are vested in the holders of Common Stock. On all matters subject to a vote of stockholders, including the election of directors, our stockholders are entitled to one vote for each share of Common Stock owned. Our stockholders do not have cumulative voting rights with respect to the election of directors.

Dividend Rights. Subject to the rights that may be granted to any holders of Tidewater preferred stock, holders of Common Stock are entitled to receive dividends, if any, in the amounts and at the times declared by the board of directors of Tidewater (the “Board”) in its discretion out of any assets or funds of Tidewater legally available for the payment of dividends.

Liquidation Rights. Upon the dissolution, liquidation or winding up of Tidewater’s business, subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of Common Stock are entitled to receive the assets of Tidewater available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

Assessment and Redemption. Shares of Common Stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of Common Stock.

Preemptive Rights. Holders of Common Stock do not have any preemptive right to subscribe to an additional issue of its Common Stock or to any security convertible into such stock.

Limitations on Ownership by Non-U.S. Citizens. We own and operate U.S.-flag vessels in U.S. coastwise trade; accordingly, we are subject to applicable statutes and regulations commonly referred to as the Jones Act, which, subject to limited exceptions, restricts maritime transportation between points in the United States (known as marine cabotage services or coastwise trade) to vessels built in the United States, registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S. citizens within the meaning of the Jones Act. Under the Jones Act, at least 75% of the outstanding shares of each class or series of our capital stock must be owned and controlled by U.S. citizens. In order to ensure compliance with the Jones Act coastwise citizenship requirement that at least 75% of our outstanding Common Stock is owned by U.S. citizens, our charter restricts ownership of the shares of our outstanding Common Stock by non-U.S. citizens in the aggregate to not more than 24%. Our charter further prohibits the acquisition of shares by a non-U.S. citizen where (i) such acquisition would cause the aggregate number of shares held by all non-U.S. citizens to exceed 24% of our issued and outstanding Common Stock and (ii) such acquisition would cause the aggregate number of shares held by any individual non-U.S. citizen to exceed 4.9% of our issued and outstanding Common Stock. Our charter further provides the Board with authority to redeem any share of Common Stock that is owned by a non-U.S. citizen that would result in ownership by non-U.S. citizens in the aggregate in excess of 24% of our issued and outstanding Common Stock. Our charter further provides that we may require beneficial owners of our Common Stock to confirm their citizenship from time to time through written statement or affidavit and could, at the discretion of the Board, suspend the voting rights of such beneficial owner, pay into an escrow account dividends or other distributions (upon liquidation or otherwise) with respect to such shares held by such beneficial owner and restrict, prohibit or void the transfer of such shares and refuse to register such shares of Common Stock held by such beneficial owner until confirmation of its citizenship status is received.

Listing. Our Common Stock is listed for trading on the New York Stock Exchange under the symbol “TDW.”

Transfer Agent. The transfer agent and registrar for our Common Stock is Computershare Inc.

Description of Series A Junior Participating Preferred Stock Purchase Rights

The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to the Tax Benefits Preservation Plan by and between the Company and the rights agent, dated April 13, 2020 (the “Rights Plan”), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read the Rights Plan and our charter for additional information.

General. The Company’s board of directors (the “Board”) adopted the Rights Plan on April 13, 2020 in an effort to protect the Company from potential adverse consequences arising under Section 382 (“Section 382”) of the Internal Revenue Code, as amended (the “Code”), such adverse consequences including a significant reduction in the annual utilization of the Company’s net operating loss carryforwards (“NOLs”) and built-in losses and the impairment or loss of the NOLs and built-in losses prior to their use. We have experienced and may continue to experience substantial operating losses, and under the Code and rules promulgated by the Internal Revenue Service, we may “carry forward” these losses in certain circumstances to offset any current and future earnings and thus reduce our federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, we believe that we will be able to carry forward a significant amount of NOLs, and therefore these NOLs could be a substantial asset to us. However, if we experience an “Ownership Change,” as defined in Section 382, our ability to use the NOLs will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset.

The Rights. Subject to the terms, provisions and conditions of the Rights Plan, if the Rights become exercisable, each Right would initially represent the right to purchase from the Company one one-thousandth (subject to adjustment) of a share of our Series A Junior Participating Preferred Stock, no par value (the “Preferred Stock”), at a purchase price of $38.00 per one one-thousandth of a share of Preferred Stock, subject to adjustment (the “Purchase Price”). The Preferred Stock may be issued in fractions of a share which will entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Stock.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Acquiring Person. Under the Rights Plan, an “Acquiring Person” is any person who, together with all affiliates and associates from the date of the Rights Plan, is the beneficial owner of 4.99% or more of the Common Stock then outstanding. An Acquiring Person does not include (i) an “Exempt Person” (as defined below), (ii) any person that becomes the beneficial owner of 4.99% or more of the Common Stock solely as a result of equity compensation awards granted to such person by the Company or as a result of an adjustment to the number of shares of Common Stock represented by such equity compensation award pursuant to the terms thereof, unless and until such time as such person or one or more of its affiliates or associates thereafter acquires beneficial ownership of one additional share of Common Stock (other than Common Stock acquired as described in clause this (ii) or pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or reclassification of the outstanding Common Stock), or (iii) any Existing Holder (as defined below), unless and until such time as such Existing Holder shall become the beneficial owner of (A) a percentage of the Common Stock then outstanding that is more than the aggregate percentage of the outstanding Common Stock that such Existing Holder Beneficially Owns immediately prior to the first public announcement of the adoption of this Agreement plus an amount equal to an additional 0.5% of the outstanding Common Stock (such aggregate amount being the “Exempt Ownership Percentage”)(excluding any shares of Common Stock acquired after the first public announcement of the adoption of the Rights Plan in the manner described in the immediately preceding clause (ii) or pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or reclassification of the outstanding Common Stock) or (B) less than 4.99% of the Common Stock then outstanding (after which time, if such person shall be the beneficial owner of 4.99% or more of the Common Stock then outstanding (other than by virtue of acquiring beneficial ownership of any shares of Common Stock in the manner described in the immediately preceding clause (ii) or pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or reclassification of the outstanding Common Stock), such person shall be or become deemed an Acquiring Person).

No person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person to 4.99% (or, in the case of an Existing Holder, the Exempt Ownership Percentage) or more of the Common Stock then outstanding; provided, however, that if a person becomes the beneficial owner of 4.99% (or, in the case of an Existing Holder, the Exempt Ownership Percentage) or more of the Common Stock then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such person shall be deemed to be an “Acquiring Person” unless, upon becoming the beneficial owner of such additional Common Stock, such person does not beneficially own 4.99% (or, in the case of an Existing Holder, the Exempt Ownership Percentage) or more of the Common Stock then outstanding.

If the Board determines in good faith that a person who would otherwise be an “Acquiring Person,” has become such inadvertently (including, without limitation, because (A) such person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such person to be an “Acquiring Person” or (B) such person was aware of the extent of its beneficial ownership of Common Stock but had no actual knowledge of the consequences of such beneficial ownership under the Rights Plan), and such person divests as promptly as practicable (as determined in good faith by the Board) a sufficient number of shares of Common Stock so that such person would no longer be an Acquiring Person, then such person shall not be deemed to be or have become an Acquiring Person at any time for any purposes of the Rights Plan. For all purposes of the Rights Plan, any calculation of the number of shares of Common Stock outstanding at any particular time, for purposes of determining the particular percentage of such outstanding Common Stock of which any person is the beneficial owner, shall be made pursuant to and in accordance with Section 382.

“Existing Holder” means any person, immediately prior to the first public announcement of the adoption of the Rights Plan, is the beneficial owner of 4.99% or more of the Common Stock then outstanding, together with any affiliates and associates of such person.

“Exempt Person” means (i) the Company, any Subsidiary of the Company, in each case including, without limitation, the officers and board of directors thereof acting in their fiduciary capacity, or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity or trustee holding shares of capital stock of the Company for or pursuant to the terms of any such plan, or for the purpose of funding other employee benefits for employees of the Company or any Subsidiary of the Company, (ii) any person deemed to be an “Exempt Person” in accordance with the Rights Plan, (iii) any other person whose beneficial ownership (together with all affiliates and associates of such person) of shares in excess of 4.99% of the then-outstanding Common Stock (or, in the case of an Existing Holder, shares of Common Stock in excess of the Exempt Ownership Percentage) will not, as determined by the Board in its sole discretion, jeopardize or endanger the value or availability to the Company of the Company’s tax attributes, and (iv) any other person if the Board has determined in good faith that such person shall be an “Exempt Person”; provided, however, that any person deemed to be an “Exempt Person” pursuant to subclauses (ii) or (iii) will cease to be an “Exempt Person” if the Board thereafter makes a determination that such person’s beneficial ownership (together with all Affiliates and Associates of such person) would, notwithstanding its prior determination to the contrary, jeopardize or endanger the value or availability to the Company of the tax attributes.

Exercisability. Until the earlier to occur of (i) the tenth business day following a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person or (ii) ten business days (or such later date as may be determined by action of the Board of prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person (the earlier of (i) and (ii) being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate (or, with respect to any shares of Common Stock held in book entry form, by the notation in book entry) together with a copy of the related summary of rights.

Any transfer of Common Stock prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, the Rights may be transferred other than in connection with the transfer of the underlying shares of Common Stock.

After the time at which a person becomes an Acquiring Person (the “Trigger Event”) upon expiration of the redemption period, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise at a price per Right equal to the then current Purchase Price multiplied by the number of one-thousandths of a share of Preferred Stock for which a right is then exercisable, in accordance with the terms of the Rights Plan and in lieu of Preferred Stock, such number of shares of Common Stock which equals the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right is then exercisable and (y) dividing that product by 50% of the current per share market price of the Common Stock on the first date of the occurrence of the, or the date of the first public announcement of the Trigger Event.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Exchange of Common Stock for Rights. After the occurrence of a Trigger Event and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Stock, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become void), in whole or in part, for Common Stock at an exchange rate of one share of Common Stock per Right (subject to adjustment).

Expiration. The Rights are not exercisable until the Distribution Date. The Rights, which were approved by the Company’s stockholders at the 2020 annual meeting, will expire on the earliest of (i) the close of business on April 13, 2023, (ii) the time at which the Rights are redeemed as provided in Plan, (iii) the time at which the Rights are exchanged as provided in the Plan, (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in the Plan, (v) the close of business on the effective date of the repeal of Section 382 of the Code if the Board determines that this Plan is no longer necessary or desirable for the preservation of the tax attributes or (vi) the close of business on the first day of a taxable year of the Company to which the Board determines that no tax attributes may be carried forward or otherwise utilized.

Redemption. The Board may, at its option, at any time prior to the earlier of (a) the tenth business day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 4.99% or more of the Common Stock, and (b) April 13, 2023, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.001 per Right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction occurring after the date hereof (the “Redemption Price”), and the Company may, at its option, pay the Redemption Price in Common Stock (based on the current per share market price at the time of redemption), cash or any other form of consideration deemed appropriate by the Board. The redemption of the Rights by the Board may be made effective at such time, on such basis and subject to such conditions as the Board in its sole discretion may establish.

Rights of Preferred Stock. Each share of Preferred Stock purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of 1,000 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $10.00 per share (plus any accrued but unpaid dividends), provided that such holders of the Preferred Stock will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1,000 votes and will vote together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. Preferred Stock will not be redeemable. Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

Anti-Dilution Provisions. The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Preferred Stock (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

Amendments. For so long as the Rights are then redeemable, the Company may in its sole and absolute discretion supplement or amend any provision of the Rights Plan in any respect without the approval of any holders of Rights or Common Stock. From and after the time that the Rights are no longer redeemable, the Company may from time to time supplement or amend the Rights Plan without the approval of any holders of Rights (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein or (ii) to make any other changes or provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable, including but not limited to extending the final expiration date of the Rights; provided, however, that no such supplement or amendment shall adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an affiliate or associate of an Acquiring Person), and no such supplement or amendment may cause the Rights again to become redeemable or cause the Rights Plan again to become amendable as to an Acquiring Person or an affiliate or associate of an Acquiring Person other than in accordance with this sentence; provided further, that the right of the Board to extend the Distribution Date shall not require any amendment or supplement hereunder.

Anti-Takeover Effects. While intended to reduce the risk of an “ownership change” within the meaning of Section 382, and thereby preserve the current ability of the Company to utilize NOLs, the Rights could have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who becomes an Acquiring Person on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board since the Board may exempt such merger or business combination from the Rights Plan. In addition, the Rights may be redeemed by the Company at $.001 per Right at any time prior to the close of business on the tenth business day after there has been a public announcement, or resolution of the Board confirming, that a person or group has become an Acquiring Person.

Description of TDW Equity Warrants

The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and conditions of the warrant agreement, dated July 31, 2017, between Tidewater and the warrant agent (the “TDW Equity Warrant Agreement”) and the applicable provisions of our charter, both of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read the TDW Equity Warrant Agreement and our charter for additional information.

Warrant Agreement and Warrant Agent. The TDW Equity Warrants were issued under, and are subject to the terms and conditions of, the TDW Equity Warrant Agreement. Computershare Inc. and Computershare Trust Company, N.A. together serve as warrant agent for the TDW Equity Warrants.

Exercise Terms. The TDW Equity Warrants have six-year terms and are exercisable through July 31, 2023. Each TDW Equity Warrant represents the right to purchase one share of our Common Stock at the applicable exercise price (for Series A Warrants, $57.06 per share; for Series B Warrants, $62.28 per share), subject to adjustment as described in greater detail below under “Adjustments.” Any exercise of TDW Equity Warrants is subject to the restrictions in our charter that limit exercise of warrants where such exercise would cause the total number of shares of Common Stock held by non-U.S. citizens to exceed 24% of our outstanding Common Stock, as described in greater detail below under “Conversion to Jones Act Warrant.”

Expiration. All unexercised TDW Equity Warrants will expire, and the rights of the holders of TDW Equity Warrants to purchase shares of Common Stock will terminate on, the first to occur of (i) the close of business on July 31, 2023, or (ii) upon their earlier exercise or settlement in accordance with the terms of the TDW Equity Warrant Agreement.

No Rights as Stockholders Before Exercise. A holder of TDW Equity Warrants, by virtue of holding, or having a beneficial interest in, such warrants, will not have the right to vote, to consent, to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of shares of Common Stock, or to exercise any rights whatsoever as a stockholder of Tidewater unless, until and only to the extent such persons become holders of record of shares of Common Stock issued upon settlement of the TDW Equity Warrants.

Conversion to Jones Act Warrant. As noted under “Description of Common Stock – Limitations on Ownership by Non-U.S. Citizens,” to ensure compliance with the Jones Act, our charter limits our aggregate ownership by non-U.S. citizens to not more than 24% of our outstanding Common Stock. If, at any time during the 180-day period ending on the expiration of the TDW Equity Warrants, the exercise of the TDW Equity Warrants would be prohibited because of the Jones Act limitations on ownership by non-U.S. citizens, a holder of TDW Equity Warrants that is a non-U.S. Citizen and has exercised such warrant (including the payment of the exercise price) will receive from us, in lieu of shares of Common Stock, an equivalent number of new warrants (the “Jones Act Warrants”). If issued, the Jones Act Warrants would be exercisable at a price of $0.001 per share and have a term that expires on July 31, 2042. These Jones Act Warrants would be issued pursuant to a Jones Act Warrant Agreement that Tidewater and the warrant agent would enter into upon our first issuance of Jones Act Warrants.

Adjustments. The number of shares of Common Stock for which a TDW Equity Warrant is exercisable, and the exercise price per share of such warrant are subject to adjustment from time to time upon the occurrence of certain events, including, among other things: (i) the issuance of shares of Common Stock as a dividend or distribution to all holders of shares of Common Stock, or a subdivision, combination, or other reclassification of the outstanding shares of Common Stock into a greater or smaller number of shares of Common Stock; (ii) the issuance as a dividend or distribution to all holders of shares of Common Stock of evidences of indebtedness or assets (excluding cash distributions of dividends from earnings); and (iii) the payment in respect of a tender offer or exchange offer by the company for shares of Common Stock, where the exercise price or warrant shares issuable would result in an increase or decrease of at least one percent, provided, that any adjustments which are not required to be made are required to be carried forward and taken into account in any subsequent adjustments.

Third Party Mergers or Consolidations. In the event of a merger or consolidation of Tidewater in which stock or non-cash consideration of the acquiring entity is more than 50% of the merger consideration, the TDW Equity Warrants will remain outstanding, with the holders having the right thereafter to exercise the TDW Equity Warrants for the duration of their term to acquire the merger consideration into which a share of Common Stock was converted in the transaction.

Reorganization Event. Upon the occurrence of a reorganization event (as defined in the TDW Equity Warrant Agreement), holders of TDW Equity Warrants will have the right to receive, upon exercise of such warrant, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of one share of Common Stock would have owned or been entitled to receive in connection with such reorganization event.

Cashless Exercise. The TDW Equity Warrants permit a holder to elect to exercise the TDW Equity Warrant such that no payment of cash will be required in connection with such exercise. If a cashless exercise is elected, we will deliver, without any cash payment therefor, a reduced number of shares of Common Stock equal to the value (as of the exercise date for such TDW Equity Warrant) of the aggregate exercise price which would otherwise be payable in cash for all of the shares of Common Stock for which such TDW Equity Warrants are being exercised, divided by the market price of a share of Common Stock determined as of the business day immediately preceding the day the warrant exercise notice is delivered to the warrant agent.

Listing. The TDW Equity Warrants are listed on the New York Stock Exchange under the symbols “TDW.WS.A” (Series A Warrants) and “TDW.WS.B” (Series B Warrants).

Description of Legacy GLF Equity Warrants

The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and conditions of a warrant agreement, dated November 14, 2017, between GulfMark and the warrant agent, which was amended and assumed by Tidewater pursuant to an Assignment, Assumption, and Amendment Agreement dated November 15, 2018 (as amended, the “Legacy GLF Equity Warrant Agreement”) and the applicable provisions of our charter, both of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read the Legacy GLF Equity Warrant Agreement and our charter for additional information.

Warrant Agreement and Warrant Agent. The Legacy GLF Equity Warrants were issued under, and are subject to the terms and conditions of, the Legacy GLF Equity Warrant Agreement. American Stock Transfer & Trust Company, LLC serves as warrant agent for the Legacy GLF Equity Warrants.

Exercise Terms. The Legacy GLF Equity Warrants have seven-year terms and are exercisable through November 14, 2024. Each Legacy GLF Equity Warrant represents the right to purchase 1.100 shares of Common Stock for an exercise price of $100 per share, subject to adjustment as described in greater detail below under “Adjustments,” and all other terms and conditions of the Legacy GLF Equity Warrant Agreement. These terms and conditions include limitations on foreign ownership as set forth in our charter that are intended to comply with the Jones Act (for more information, see “Description of Common Stock – Limitations on Ownership by Non-U.S. Citizens”). Specifically, during the term of the GLF Equity Warrants, any non-U.S. citizen holders are prohibited from converting their GLF Equity Warrants into shares of Common Stock so long as certain other warrants originally issued by GulfMark and assumed by us in the business combination are outstanding and held by non-U.S. citizens. In addition, non-U.S. citizen holders may not exercise their warrants to the extent that such exercise would cause the aggregate ownership by non-U.S. citizens to exceed 24% of our outstanding Common Stock.

Expiration. All unexercised Legacy GLF Equity Warrants will expire, and the rights of the holders of Legacy GLF Equity Warrants to purchase shares of Common Stock will terminate on, the first to occur of (i) the close of business on November 14, 2024 or (ii) upon their earlier exercise or settlement in accordance with the terms of the Legacy GLF Equity Warrant Agreement.

No Rights as Stockholders Before Exercise. A holder of Legacy GLF Equity Warrants, by virtue of holding, or having a beneficial interest in, such warrants, will not have the right to vote, to consent, to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of shares of Common Stock, or to exercise any rights whatsoever as a stockholder of Tidewater unless, until and only to the extent such persons become holders of record of shares of Common Stock issued upon settlement of the Legacy GLF Equity Warrants.

Adjustments. The number of shares of Common Stock for which a Legacy GLF Equity Warrant is exercisable, and the exercise price per share of such warrant are subject to adjustment from time to time pursuant to the terms and conditions of the Legacy GLF Equity Warrant Agreement upon the occurrence of certain events, including the issuance of a stock dividend to all holders of Common Stock, a subdivision, a combination or other reclassification of Common Stock.

Reorganization Event. Upon the occurrence of a merger, consolidation, recapitalization, reclassification, reorganization or business combination with another person or entity, each holder of Legacy GLF Equity Warrants will have the right to receive, upon the exercise of such warrant, an amount of securities, cash or other property received in connection with such event with respect to or in exchange for the number of shares of Common Stock for which such Legacy GLF Equity Warrant is exercisable immediately prior to such event.

Cashless Exercise. The Legacy GLF Equity Warrants generally only permit holders to exercise the Legacy GLF Equity Warrants for a cash payment, or, if the underlying shares of Common Stock are listed on a national securities exchange as of the applicable exercise date, pursuant to a cashless exercise, whereby a holder may elect to pay cash to purchase the shares underlying the Legacy GLF Equity Warrant at the then-applicable exercise price. If a holder elects to have a cashless exercise, we will reduce the number of shares of Common Stock issuable pursuant to the exercise of the Legacy GLF Equity Warrants, without any cash payment therefor.

Listing. The Legacy GLF Equity Warrants are listed on the NYSE American under the symbol “TDW.WS.”

Certain Anti-Takeover Provisions of our Charter, Bylaws, and Delaware Law

Certain provisions of the DGCL and our charter and bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction or other attempts to influence or replace Tidewater’s incumbent directors and officers. These provisions are summarized below.

Section 203 of the DGCL. Section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder is approved by the board of directors of the corporation prior to the transaction; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares held by officers and directors of interested stockholders or shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares held by the interested stockholder. Our charter incorporates Section 203 (except for Section 203(b)(4)) and provides that such provisions will govern even if Tidewater does not have a class of voting stock that is (i) listed on a National Securities Exchange, (ii) authorized for quotation on an interdealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 stockholders.

Authorized but Unissued Shares of Common Stock. Our charter authorizes the Board to issue authorized but unissued shares of common stock.

Undesignated Preferred Stock. Our charter provides the Board with the authority to determine and fix the powers, preferences, rights, qualifications, limitations and restrictions of shares of preferred stock issued by the Board.

No Cumulative Voting. Holders of our Common Stock do not have cumulative voting rights in the election of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws provide advance notice procedures for stockholders to nominate candidates for election as directors at our annual and special meetings of stockholders and for stockholders seeking to bring business before its annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.

Special Meetings of Stockholders. Our bylaws allow only the Board to call special meetings of stockholders. Our stockholders are not able to call special meetings of stockholders.

Stockholder Action by Written Consent. Our charter provides that any action required or permitted to be taken at a stockholders’ meeting may be taken only upon the vote of the stockholders at such meeting and may not be taken by written consent of the stockholders.

Amendments of Certain Provisions of the Charter. Our charter requires the affirmative vote of at least 80% of the voting power of the outstanding shares of Tidewater’s capital stock, voting together as a single class, to amend, repeal or adopt any provision inconsistent with the provision of its charter prohibiting stockholders acting by written consent.

Amendments of the Bylaws. Our bylaws may only be adopted, amended, or repealed by either a majority of our directors and a majority of Tidewater’s continuing directors, voting as a separate group, or the holders of at least 80% of the total voting power of all stockholders and two-thirds of the total voting power of stockholders, other than any related person, present or duly represented at a stockholders’ meeting voting as a separate group.

Limitations on Ownership by Non-U.S. Citizens. As described under “Description of our Common Stock – Limitations on Ownership by Non-U.S. Citizens,” certain provisions of our charter designed to ensure our compliance with the Jones Act may have an anti-takeover effect.